SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Filed by a Party other than the Registrant  [   ]

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[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CREE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CREE, INC.

4600 Silicon Drive

Durham, North Carolina 27703
(919) 313-5300

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Cree, Inc.:

      The 2001 Annual Meeting of Shareholders of Cree, Inc. (the “Company”) will be held on Tuesday, October 23, 2001, at 10:00 a.m. local time, at the Company’s offices at 4425 Silicon Drive, Durham, North Carolina, for the following purposes:

1.	To elect seven directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting and any adjournments thereof.

      These items are more fully described in the accompanying proxy statement, which is made a part of this notice. The Board of Directors has fixed September 4, 2001 as the record date for the meeting. Accordingly, only shareholders of record at the close of business on September 4, 2001 are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Adam H. Broome
Secretary

Durham, North Carolina

September 20, 2001

IMPORTANT:

      All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend, please complete and return the enclosed proxy as promptly as possible to ensure your shares are represented. You may still vote in person if you attend the meeting. Please note, however, that if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

CREE, INC.

4600 Silicon Drive

Durham, North Carolina 27703
(919) 313-5300

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of Cree, Inc., a North Carolina corporation (the “Company”), for use at the 2001 Annual Meeting of Shareholders of the Company and any adjournments thereof. The Annual Meeting will held on Tuesday, October 23, 2001, beginning at 10:00 a.m. local time, at the Company’s offices at 4425 Silicon Drive, Durham, North Carolina. The mailing address of the Company’s principal executive offices is 4600 Silicon Drive, Durham, North Carolina 27703-8475.

      The Company will mail this proxy statement and the accompanying form of proxy to shareholders entitled to vote at the Annual Meeting beginning on or about September 20, 2001. The Company will bear the cost of this solicitation, including the preparation, printing and mailing of the proxy statement, form of proxy and any additional soliciting materials sent by the Company to shareholders. In addition, the Company’s directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy-soliciting materials to the beneficial owners.

Voting Securities

      Shareholders of record at the close of business on September 4, 2001 are entitled to vote at the Annual Meeting. As of the record date, there were 73,041,479 shares of Common Stock of the Company outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote on each matter on which a vote is taken at the meeting. Shares of Common Stock were the only voting securities of the Company outstanding on the record date. A quorum will be present at the Annual Meeting if a majority of the shares of Common Stock outstanding on the record date is present at the meeting in person or by proxy.

Revocability and Voting of Proxies

      A shareholder who has signed and returned the enclosed proxy may revoke it at any time before it is voted. It may be revoked by voting in person at the Annual Meeting or by delivering to the Secretary of the Company, at the Company’s principal executive offices, a written revocation or properly executed proxy bearing a later date.

      The persons acting as proxies pursuant to the enclosed proxy form will vote the shares represented as directed in the signed proxy. Unless otherwise directed, the proxy holders will vote the shares represented by the proxy for election of the seven director nominees named in this proxy statement and in the proxy holders’ discretion on such other business as may come before the meeting and any adjournments thereof. If the proxy is marked to abstain from voting or to withhold authority to vote on a matter, or if a broker or other nominee returns a proxy indicating a lack of authority to vote on a matter, the shares represented by that proxy will not be counted in calculating the vote on the matter but will be deemed present at the meeting for purposes of establishing a quorum.

ELECTION OF DIRECTORS

Nominees for the Board of Directors

      All seven of the persons nominated for election to the Board of Directors at the Annual Meeting are currently serving as directors of the Company. Dr. Walter L. Robb, who has served on the Board since 1993, is not standing for re-election. The Company is not aware of any nominee who will be unable or will decline to serve as a director. If a nominee becomes unable or declines to serve, the enclosed proxy may be voted for a substitute nominee, if any, designated by the Board of Directors. The term of office of each person elected as a director will continue until the later of the next annual meeting of shareholders or until such time as his successor has been duly elected and qualified. Directors are elected by a plurality of votes cast. Assuming the presence of a quorum at the Annual Meeting, abstentions and non-votes, including proxies marked to withhold authority to vote, will have no effect on the outcome of the election.

      The Company’s nominees for director are as follows:

Name	Age	Position with the Company	Director Since

F. Neal Hunter	39	Director, Chairman of the Board and Executive Chairman	1987

Charles M. Swoboda	34	Director, Chief Executive Officer and President	2000

John W. Palmour, Ph.D.	40	Director and Director of Advanced Devices	1995

Dolph W. von Arx	67	Director	1991

James E. Dykes	63	Director	1992

William J. O’Meara	64	Director	2000

Robert J. Potter, Ph.D.	68	Director	2001

      Mr. Hunter, one of the Company’s founders, has served as Chairman of the Board of Directors since 1995, as Executive Chairman since June 2001 and as a member of the Board of Directors since the Company’s inception in 1987. He was the Chief Executive Officer of the Company from 1994 to June 2001 and President from 1994 to 1999. Prior to 1994, Mr. Hunter served as General Manager for the Company’s optoelectronic products business and as Secretary and Treasurer.

      Mr. Swoboda has served as the Company’s Chief Executive Officer since June 2001, as a member of the Board of Directors since October 2000 and as President since January 1999. He was Chief Operating Officer of the Company from 1997 to June 2001 and Vice President for Operations from 1997 to 1999. Prior to his appointment as Chief Operating Officer, Mr. Swoboda served as Operations Manager from 1996 to 1997, as General Manager of the Company’s former subsidiary, Real Color Displays, Incorporated, from 1994 to 1996 and as LED Product Manager from 1993 to 1994. He was previously employed by Hewlett-Packard Company.

      Dr. Palmour, also one of the Company’s founders, has served as a member of the Company’s Board of Directors since October 1995. He has also served since 1995 as the Company’s Director of Advanced Devices and in that capacity manages all of the research and development programs undertaken by the Company directed to wide bandgap RF, microwave and power devices. Dr. Palmour previously served on the Board of Directors from 1992 to 1993.

      Mr. von Arx has been a member of the Company’s Board of Directors since October 1991 and previously served as Chairman, President and Chief Executive Officer of Planters Lifesavers Company, an affiliate of RJR Nabisco, Inc., until his retirement in 1991. Since his retirement in 1991, Mr. von Arx served as non-executive Chairman of Morrison Restaurants Inc., a publicly held family dining business, from 1996 to 1998 and is currently a director of Ruby Tuesday, Inc., International Multifoods Corporation, Northern Trust of Florida Corp. and BMC Fund, Inc.

      Mr. Dykes has served on the Company’s Board of Directors since January 1992. Mr. Dykes was President and Chief Executive Officer of Signetics Company, a semiconductor manufacturer and wholly-owned subsidiary of North American Philips Corporation, from 1989 until his retirement in 1992, and from 1987 to 1988 served as the first President and Chief Executive Officer of Taiwan Semiconductor Manufacturing Company Ltd., a semiconductor foundry. From 1994 to 1997 Mr. Dykes was President and Chief Operating Officer of Intellon Corp., a semiconductor company supplying products for home networking applications, and from 1997 to 1998 served as Executive Vice President for Corporate Development with the Thomas Group, Inc., a management services company. Mr. Dykes is currently a director of EXAR Corporation and Thomas Group, Inc.

      Mr. O’Meara was elected to the Company’s Board of Directors in October 2000. He previously served as President and Chief Executive Officer of C-Cube Microsystems, Inc., a semiconductor company supplying products for digital video applications, until his retirement in 1995 and thereafter served as its Vice Chairman until 1997. Before joining C-Cube Microsystems Mr. O’Meara was Chairman, Chief Executive Officer and President of Headland Technology, Inc., an entity affiliated with LSI Logic Corporation, a semiconductor company he co-founded in 1981, and served as Vice President of Worldwide Sales and Marketing for LSI Logic. Mr. O’Meara also served as a member of the Board of Directors of Cisco Systems, Inc. from 1987 to 1994.

      Dr. Potter was elected as a member of the Company’s Board of Directors in April 2001. He is currently President and Chief Executive Officer of R. J. Potter Company, a business consulting firm based in Irving, Texas. Prior to establishing R. J. Potter Company, Dr. Potter was President and Chief Executive Officer of Datapoint Corporation, a producer of local area networking and video conferencing products, from 1987 to 1990 and held senior management positions in other technology-rich businesses, including Group Vice President of Northern Telecom Inc. responsible for the customer premises telecommunications and integrated office systems businesses, Senior Vice President and Chief Technical Officer of International Harvester Company, President of the Office Systems Division of Xerox Corporation and Research Manager of IBM Corporation. He is currently a director of Molex Corporation.

The Board of Directors recommends shareholders

vote FOR election of the nominees named above.

Other Directors and Executive Officers

      Other directors not standing for re-election, and executive officers not serving or nominated for election as directors, include the following:

      Walter L. Robb, Ph.D. (age 73) became a member of the Board of Directors of the Company in April 1993. Dr. Robb is President of Vantage Management, Inc., a consulting and investment firm based in Schenectady, New York. From 1986 to 1992, he served as Senior Vice President of Corporate Research and Development for General Electric Company, a diversified technology company, and previously held various other management positions with General Electric Company. Dr. Robb is currently a director of Celgene Corporation, Medical Technology Incorporated and Plug Power Inc.

      Cynthia B. Merrell (age 40) has served as Chief Financial Officer and Treasurer of the Company since 1998 and previously served as the Company’s Controller from 1996 to 1998 after joining the Company in 1996. Prior to 1996 Ms. Merrell was employed as the controller of Kaset International, a subsidiary of The Times Mirror Company engaged in providing training, consulting and project management services in the field of customer relations. Her prior financial experience includes service in various capacities with Tropicana Products, Inc. and the accounting firm of Arthur Andersen & Co. She is licensed as a certified public accountant in the state of Florida.

      M.  Todd Tucker (age 38) has served as the Company’s Executive Vice President for Operations since December 2000 and as an executive officer of the Company since June 2001. Prior to joining the Company Mr. Tucker was employed by JDS Uniphase Corporation, an optical components and module provider to the communications industry, where he was Senior Vice President, Chief Improvement Officer and Vice President

for Operations from 1998 to 2000, Director of Operations in 1998 and Plant Manager from 1997 to 1998. His previous positions include Director, National Service of Brother International Corporation, a consumer electronics business, where he was employed from 1996 to 1997, and various positions in the telecommunications equipment businesses of AT&T Corporation and Lucent Technologies Inc. from 1983 to 1996.

Compensation of Directors

      The Company does not pay cash compensation for service on the Board of Directors. Directors not employed by the Company are awarded stock options as compensation for such service. Directors who are also employees of the Company are not separately compensated for service on the Board. The Company reimburses directors for expenses incurred in serving as a director.

      Non-employee directors standing for re-election at the Annual Meeting were each granted, in July 2001, options to purchase 20,000 shares of Common Stock of the Company at a price of $25.30 per share, which was the closing market price on the grant date. Subject to continued service as a director, these options vest in equal monthly increments on the last day of each month during the one-year period ending October 31, 2002 or, if earlier, on the date of the 2002 Annual Meeting of Shareholders of the Company.

      Mr. O’Meara and Dr. Potter were also granted options to purchase shares of Common Stock in connection with their initial election to the Board of Directors. The Company granted Mr. O’Meara, in October 2000, an option to purchase 48,000 shares of Common Stock at a price of $43.00 per share, which was the closing market price on the grant date (after adjustment for the December 2000 stock split). The Company granted Dr. Potter, in May 2001, an option to purchase 36,000 shares of Common Stock at a price of $21.89 per share, which was the closing market price on the grant date. Each of these options vests in equal quarterly installments over three years from the grant date, subject to continued service as a director.

Board Meetings and Committees

      The Board of Directors of the Company held nine meetings during the fiscal year ended June 24, 2001. Each director attended or participated in 75% or more of all meetings of the Board of Directors during the fiscal year which were held during the period he served as a director.

      The Board has standing Audit, Compensation and Executive Committees. During fiscal 2001, the Audit Committee held eight meetings, the Compensation Committee held five meetings and the Executive Committee held one meeting. Each director attended or participated during the year in 75% or more of all meetings of committees on which he served that were held during the period of his service, with the exception of Dr. Robb who attended 67% of such meetings (six of nine meetings). The Board did not have a standing nominating committee, or committee performing similar functions, during the fiscal 2001 but subsequently voted to expand the role of the Compensation Committee to include responsibility for evaluating and nominating new candidates for election as directors. Directors presently serving on Board committees are as follows:

Audit Committee	Compensation Committee	Executive Committee

Mr. von Arx (Chairman)	Mr. Dykes (Chairman)	Mr. Hunter (Chairman)
Mr. Dykes	Mr. von Arx	Mr. Dykes
Dr. Robb	Dr. Robb	Mr. von Arx
Mr. O’Meara	Mr. O’Meara
Dr. Potter	Dr. Potter

      The Audit Committee is authorized by the Board of Directors to review with the Company’s independent auditors the annual financial statements of the Company prior to publication, to review the work of and approve non-audit services performed by the independent auditors, and to make annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year. The Committee also reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company. The Board of Directors has adopted a written charter for the functioning of the Audit Committee. The charter is set forth in Appendix A to this proxy statement. All directors serving as members of the Audit Committee are independent within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

      The Compensation Committee determines the compensation of the Company’s chief executive officer and reviews and approves the compensation of all other officers of the Company. In addition, the Committee is responsible for administration of the Company’s stock option plans and, in that capacity, reviews and approves proposed grants of stock options. As noted above, the Board of Directors recently delegated to the Compensation Committee responsibility for evaluating and nominating new candidates for election as directors. The Committee has not yet determined what procedures, if any, it will adopt for use by shareholders in submitting recommendations and in evaluating candidates recommended by shareholders.

      The Executive Committee was established to render advice and recommendations to the Board of Directors with regard to policies of the Company and the conduct of its affairs, to consider matters submitted to the Committee during intervals between meetings of the Board of Directors and, subject to ratification by the full Board, to approve contracts, agreements and other material corporate matters. The Executive Committee held one meeting during the 2001 fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater-than-ten-percent (10%) beneficial owners are required by Commission rules to furnish the Company with copies of all reports they file under Section 16(a).

      To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, officers and beneficial owners were complied with on a timely basis during the fiscal year ended June 24, 2001, except that Mr. Hunter reported a gift of 500 shares approximately nine weeks late and Dr. Robb reported a sale of 1,000 shares by a limited liability company of which he was the sole member and sole manager approximately eight weeks late.

Certain Transactions

      In April 2000, the Company purchased shares in a private placement offering of common stock of World Theatre, Inc. (“WTI”), a North Carolina corporation engaged, among other things, in developing a network for the distribution and sale of music and other content through cable, satellite and similar systems. The shares purchased represent less than 10% of WTI’s outstanding capital stock. During the second quarter of fiscal 2001, the Company entered into a Development Agreement and Exclusive Supply Agreement with WTI in which WTI agreed to fund a four-year development program to be undertaken by the Company directed to development of certain components for potential use in WTI products and WTI in return received certain exclusive rights with respect to the components.

      WTI retained an option to terminate the agreement, which it exercised in March 2001. As a result of the termination, WTI’s exclusive rights ended and neither party had any further financial or development obligation. WTI paid the Company $1 million in development funding pursuant to the agreement prior to termination. The Company also received, as additional consideration, an option to purchase from another WTI shareholder, Eric Hunter, shares of WTI common stock representing 2% percent of its outstanding capital stock at a price per share equal to the price paid by the Company in April 2000. The option remains unexercised. Mr. Hunter, who is a substantial shareholder of WTI, was a co-founder of the Company and served as its President and Chief Executive Officer from 1987 to 1994 and as Chairman from 1987 to 1995. He is presently employed by the Company on a part-time basis as a Senior Technology Advisor, holds stock options granted by the Company and is a brother of the Company’s Executive Chairman, F. Neal Hunter.

COMPARATIVE PERFORMANCE

      The graph below compares, for the five-year period ended June 24, 2001, the cumulative total return of the Company’s Common Stock at each fiscal year end with a market index based on The Nasdaq Stock Market and an industry index based on Nasdaq-traded stocks of electronic components businesses. The market index is the Nasdaq Stock Market—U.S. Companies and the industry index is the Nasdaq Electronic Components. The graph assumes an investment of $100 on June 30, 1996 in the Company’s Common Stock and in each index and also assumes the reinvestment of all dividends during the period shown.

Comparison of Five-Year Cumulative Total Return

Cree, Inc. Common Stock, Nasdaq Stock Market Index and
Nasdaq Electronic Components Index

Performance Graph Data	June 1996	June 1997	June 1998	June 1999	June 2000	June 2001

Cree, Inc. Common Stock	$100	$82	$104	$445	$2,127	$591
Nasdaq Stock Market Index	$100	$122	$158	$218	$329	$174
Nasdaq Electronic Components Index	$100	$164	$166	$268	$730	$245

PRINCIPAL SHAREHOLDERS AND

SHARE OWNERSHIP BY MANAGEMENT

      The following table sets forth the beneficial ownership of the Company’s Common Stock as of September 4, 2001 by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each executive officer named in the Summary Compensation Table on page 8, (iii) each person serving as a director or nominated for election as a director, and (iv) all executive officers and directors as a group. Unless otherwise noted, each of the persons listed below is believed to hold sole voting and sole investment power with respect to the shares indicated.

	Common Stock	Percentage of
Name and Address (1)	Beneficially Owned (2)	Outstanding Shares

Janus Capital Group (3)	10,162,820	13.9%
100 Fillmore Street, Suite 300
Denver, CO 80206-4923

John W. Palmour, Ph.D.	1,204,020	1.6%

Dolph W. von Arx	1,028,000	1.4%

F. Neal Hunter	836,200	1.1%

Charles M. Swoboda	413,394	0.6%

Walter L. Robb, Ph.D.	389,500	0.5%

Cynthia B. Merrell	278,813	0.4%

James E. Dykes	278,000	0.4%

William J. O’Meara	16,000	*

Robert J. Potter, Ph.D.	13,000	*

All directors and executive officers as a group (10 persons)	4,458,527	6.1%

*	Represents less than one-tenth percent.

(1)	Unless otherwise noted, the address is in care of the Company at 4600 Silicon Drive, Durham, NC 27703.
(2)	Includes the following share amounts with respect to which the named person or group had the right to acquire beneficial ownership within sixty days after September 4, 2001: Dr. Palmour, 332,000; Mr. von Arx, 312,000; Mr. Hunter, 518,000; Mr. Swoboda, 390,000; Dr. Robb, 327,000; Ms. Merrell, 276,800; Mr. Dykes, 264,000; Mr. O’Meara, 16,000; Dr. Potter, 6,000; and all directors and executive officers as a group, 2,441,800. The share amount reported for Dr. Palmour includes 40,000 shares owned by his spouse and with respect to which he may be deemed to possess shared voting and investment power; Dr. Palmour disclaims beneficial ownership of these shares. The share amount reported for Mr. von Arx includes 20,000 shares owned by a charitable foundation of which he is a director and with respect to which he may be deemed to possess shared voting and investment power; Mr. von Arx disclaims beneficial ownership of these shares.
(3)	Based solely on Amendment No. 1 to Schedule 13G filed with the Commission on February 15, 2001. According to such filing, (a) Janus Capital Corporation (“Janus Capital”), an investment adviser registered under the Investment Advisers Act of 1940, and Thomas H. Bailey, as President and Chairman of the Board of Janus Capital and owner of 12.2% of its stock, each report sole voting and dispositive power over 10,162,820 shares of Common Stock but disclaim beneficial ownership of the shares; and (b) Janus Enterprise Fund, an investment company registered under the Investment Company Act of 1940 to which Janus Capital provides investment advice, reports sole voting and dispositive power over 4,348,100 shares of Common Stock.

EXECUTIVE COMPENSATION

Overview

      The following table summarizes the compensation, for the fiscal years indicated, of the Company’s chief executive officer and all other persons who served as executive officers at the end of fiscal 2001.

Summary Compensation Table

				Long Term
				Compensation Awards
		Annual Compensation
	Year			Securities	All Other
Name and Principal Position	Ended	Salary ($)	Bonus ($)	Underlying Options (#)	Compensation ($)(2)

F. Neal Hunter	2001	$230,000	$0	270,000	$216
Chairman of the Board and	2000	230,000	138,000	240,000	216
Chief Executive Officer (1)	1999	180,000	12,952	268,000	409

Charles M. Swoboda	2001	$210,000	$0	400,000	$192
President and Chief	2000	210,000	100,800	240,000	192
Operating Officer (1)	1999	160,000	46,513	180,000	292

Cynthia B. Merrell	2001	$135,000	$0	70,000	$240
Chief Financial Officer	2000	135,000	48,600	92,800	240
and Treasurer	1999	110,000	27,915	180,000	224

(1)	Effective June 25, 2001, Mr. Swoboda became Chief Executive Officer and President and Mr. Hunter became Executive Chairman.
(2)	Represents group term life insurance premiums paid by the Company.

Stock Option Awards

      The following table provides additional information about stock options granted to the named executive officers during fiscal 2001.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at
	No. of	% Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term
	Options	Employees in	Price	Expiration
Name	Granted	Fiscal Year	($/sh)	Date (1)	5%	10%

F. Neal Hunter (2)	120,000	1.9%	$71.53	7/3/10	$5,398,278	$13,680,296

F. Neal Hunter (3)	150,000	2.3	34.63	2/1/11	3,266,321	8,277,500

Charles M. Swoboda (2)	120,000	1.9	71.53	7/3/10	5,398,278	13,680,296

Charles M. Swoboda (4)	280,000	4.4	34.63	2/1/11	6,097,133	15,451,333

Cynthia B. Merrell (5)	70,000	1.1	71.53	7/3/10	3,148,996	7,980,173

(1)	The options listed were granted under the Company’s Equity Compensation Plan. Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment, except in cases of death or disability. Under the terms of each grant, the option vests in installments over a number of years provided the recipient is employed by the Company on the applicable vesting date. The option may be exercised to purchase vested shares only. Upon termination of employment the option is forfeited with respect to any shares not then vested. In the event of a change in control, as defined in the Plan, the option becomes fully vested and exercisable, except that the options listed above with expiration dates in 2011 do not become exercisable upon a change of control if and to the extent the options are assumed by a surviving entity.
(2)	The option vested as to 10,000 shares in July 2001. It will vest as to 30,000 additional shares in July 2002 and 80,000 additional shares in July 2003, provided the recipient remains an employee of the Company.

(3)	The option will vest in three equal annual installments, with the first installment vesting in February 2002, provided the recipient remains an employee of the Company.
(4)	The option vests as to 200,000 shares in February 2002 and 80,000 additional shares in February 2003, provided the recipient remains an employee of the Company.
(5)	The option vested as to 10,000 shares in July 2001. It will vest as to 20,000 additional shares in July 2002 and 40,000 additional shares in July 2003, provided the recipient remains an employee of the Company.

Stock Option Exercises

      The following table provides information about stock options exercised by the named executive officers during fiscal 2001.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money Options
	Acquired	Value	Options at FY-End (#)	at FY-End ($)
Name	on Exercise	Realized (1)	Exercisable/Unexercisable	Exercisable/Unexercisable (2)

F. Neal Hunter	90,000	$5,713,166	328,000/570,000	$4,982,418 / $2,200,500

Charles M. Swoboda	70,000	2,869,023	280,000/650,000	4,044,179 / 1,598,000

Cynthia B. Merrell	6,000	391,875	184,400/214,800	3,018,993 / 1,275,390

(1)	Represents the market value of shares acquired at the date of exercise less the exercise price paid to the Company, without adjustment for income and other taxes payable upon exercise.
(2)	Represents the value of the shares issuable upon exercise, calculated using the value at the fiscal year end, less the exercise price. The fiscal year end value was $22.15 per share based on the last sale price on June 22, 2001 as reported by The Nasdaq Stock Market.

Report of the Compensation Committee

      The Compensation Committee determines the compensation of the Company’s chief executive officer. It also reviews and approves compensation recommendations submitted by the chief executive officer for all other executive and non-executive officers. In addition, the Committee administers the Company’s Equity Compensation Plan and other employee stock option plans and, in that capacity, is responsible for reviewing and approving stock options awarded under the plans. This report describes the policies followed by the Committee with respect to compensation of executive officers during fiscal 2001, and the bases for the compensation of Mr. Hunter, who served as the Chief Executive Officer during the year. The report is submitted by the present members of the Compensation Committee who participated in deliberations concerning some or all of the compensation reported for fiscal 2001.

      Executive Compensation Policies. The Committee believes the Company’s overall compensation program should relate to creating shareholder value. Accordingly, the Committee seeks to adhere to executive compensation practices that will enable the Company to attract and retain talented executives, align the interests of executives with shareholder interests through equity-based plans and motivate executives to achieve targeted Company objectives. In furtherance of these goals, cash compensation is generally set annually at levels which take into account both competitive and performance factors. The Company also relies to a substantial degree on stock options to attract and motivate its executives.

      For fiscal 2001 executive officer compensation consisted of base salary, participation in an annual management incentive compensation program and stock option grants, in addition to other benefits available to Company employees generally. The Committee sought to establish each overall package at competitive market levels based on executive compensation surveys, executive compensation at other publicly held semiconductor companies and other relevant information.

      Cash Compensation. The Committee examined both qualitative and quantitative factors relating to corporate and individual performance in approving salary adjustments. The qualitative factors in many instances necessarily involved a subjective assessment by the Committee. The Committee did not base its considerations on any single factor nor specifically assign relative weights to factors. It instead considered a variety of factors and evaluated individual performance against those factors both in absolute terms and in relation to the executive’s peers at similar companies. With respect to executive officers other than Mr. Hunter, the Committee also relied substantially on Mr. Hunter’s evaluations and recommendations. Based on its review, the Committee authorized that the base salaries of Mr. Hunter and the other named executive officers for fiscal 2001 be increased. Mr. Hunter exercised his discretion not to implement the authorized increases for the year. The Committee also approved a management incentive compensation program for fiscal 2001. Under the program, which was first utilized in fiscal 2000, each participant was assigned a target award for the fiscal year, expressed as a percentage of base salary, to be paid if the Company achieved a certain pre-established earnings per share goals. No amounts were paid under the plan for fiscal 2001 since a required goal was not achieved.

      Equity Compensation. The Company utilizes stock options granted to executive officers under the Company’s Equity Compensation Plan to align shareholder and management interests by giving executive officers a substantial economic stake in long-term appreciation of the Company’s stock. Only nonqualified stock options have been awarded under this Plan, and all awards have been made at exercise prices not less than the market value of the underlying stock at the time of the grant.

      In reviewing proposed grants to executive officers, the Compensation Committee takes into account all factors it deems appropriate, including the officer’s position and level of responsibility, the officer’s existing unvested option holdings, the potential reward to the officer if the stock price appreciates and the competitiveness of the officer’s overall compensation arrangements. Outstanding performance by an individual may also be taken into consideration. Option grants are often made to new executives upon commencement of employment and, on occasion, to executives in connection with a significant change in job responsibility. The Committee also relies on the chief executive officer’s recommendations in approving option grants to other executive officers. The Committee approved stock option grants to executive officers during fiscal 2001 based on the policies described above and Mr. Hunter’s recommendations.

      Bases for Chief Executive Officer Compensation. The Compensation Committee following the general policies described above in approving Mr. Hunter’s cash compensation for fiscal 2001 and the stock options awarded him during the year, taking into consideration a number of factors relating to corporate and individual performance. Of chief importance were the success of the Company, under Mr. Hunter’s direction, in achieving increased profitability in recent years. The Committee also considered his plans to step down as Chief Executive Officer at the end of the fiscal year and to continue in the role of Executive Chairman.

      Based on these factors the Committee approved an increase in Mr. Hunter’s fiscal 2001 salary from $230,000 to $280,000, with a target incentive award equal to 50% of his base salary. As noted above, Mr. Hunter chose not to implement the salary increase, and no awards were paid for fiscal 2001 under the management incentive compensation program. Mr. Hunter also received two option grants during the year, one representing the right to purchase 120,000 shares of Common Stock at $71.53 per share and the other representing the right to purchase 150,000 shares of Common Stock at $34.63 per share, with the exercise price in each case equal to the closing market price on the grant date. The first option vested as to 10,000 shares in July 2001, and the remainder vests over the next two years in annual increments of 30,000 and 80,000 shares, respectively, subject to continued employment at the applicable vesting date. The second option vests in equal annual increments of 50,000 shares beginning in February 2002, subject to continued employment at the applicable vesting date.

James E. Dykes, Chairman
Dolph W. von Arx
Walter L. Robb, Ph.D.
William J. O’Meara

Compensation Committee Interlocks and Insider Participation

      None of the current members of the Compensation Committee or the members who served during fiscal 2001 has ever served as an officer or employee of the Company. No interlocking relationships exist between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

INFORMATION REGARDING INDEPENDENT

AUDITORS AND RELATED MATTERS

Independent Auditors

      Ernst & Young LLP served as independent auditors of the Company for the fiscal year ended June 24, 2001 and has been selected to serve as independent auditors of the Company for the current fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

      During fiscal year 2001, the Company paid its independent auditors, Ernst & Young LLP, the amounts shown below for services in the indicated categories:

Audit fees	$117,000

Financial information systems design and implementation fees	0

All other fees	284,000

Total	$401,000

Report of the Audit Committee

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

      In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact independent.

      Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 24, 2001 to be filed with the Securities and Exchange Commission.

Dolph W. von Arx, Chairman
James E. Dykes
Walter L. Robb, Ph.D.
William J. O’Meara
Robert J. Potter, Ph.D.

OTHER BUSINESS

      The Company currently knows of no matter to be submitted at the Annual Meeting other than election of directors. Under the Company’s Bylaws, any shareholder desiring to present a proposal for consideration at the meeting, including any director nomination, was required to give the Company written notice of the proposal by a certain date. No timely proposals have been received. Should any other business properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend except as noted below.

      Pursuant to the Company’s Bylaws, the size of the Board of Directors was fixed at nine members in 1988 but since then generally no more than seven persons have served on the Board at any one time. Consistent with prior practice only seven persons have been nominated for election at the Annual Meeting, and under the rules of the Securities and Exchange Commission the enclosed proxy cannot be voted for more than seven nominees.

ADDITIONAL INFORMATION

Annual Report

      The Company’s Annual Report to Shareholders for the fiscal year ended June 24, 2001 accompanies this proxy statement but is not part of the proxy solicitation materials.

Availability of Report On Form 10-K

      A copy of the Company’s report on Form 10-K for the fiscal year ended June 24, 2001 will be furnished without charge to any person solicited hereby upon written request directed to: Investor Relations Manager, Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703-8475 (telephone: 919-313-5300).

Shareholder Proposals for 2002 Annual Meeting

      Pursuant to the rules of the Securities and Exchange Commission, shareholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2002 must be received by the Company not later than May 23, 2002, and must comply with the Commission’s rules in other respects.

      Other shareholder proposals to be presented at the annual meeting in 2002, including director nominations, must comply with the notice requirements of the Company’s Bylaws and be delivered to the Company not later than August 24, 2002, nor earlier than July 25, 2002. Any such proposals should be sent via means that afford proof of delivery to the Secretary at the Company’s principal executive offices.

Dated: September 20, 2001

APPENDIX A

AUDIT COMMITTEE CHARTER

Organization

      The Audit Committee of the Board of Directors shall have at least three directors, all of whom are financially literate, with at least one member who has accounting or financial management expertise. All members of this committee must be independent of management and the Company.

Statement of Policy

      The Audit Committee shall provide assistance to the Board of Directors in fulfilling its responsibilities to the shareholders, potential shareholders, and the investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of financial reports of the Company. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditors and the financial management of the Company.

Responsibilities

      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with generally accepted accounting principles, the Securities and Exchange Commission and all other requirements and are of the highest quality.

      In carrying out these responsibilities, the Audit Committee will:

•	Obtain the full Board of Directors’ approval of this Charter and review and reassess this Charter as conditions dictate, but at least annually.

•	Review and recommend to the directors the independent auditors to be selected to audit the consolidated financial statements of the Company.

•	Have a clear understanding with the independent auditors that they are ultimately accountable to the Audit Committee and to the Board of Directors, as the shareholders’ representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

•	Meet at least annually with the independent auditors and financial management of Cree to review the scope of the proposed audit, the timing of quarterly reviews for the current fiscal year and the procedures to be utilized. At the conclusion of each audit and quarterly review, discuss the results, including any comments or recommendations by the independent auditors.

•	Periodically review with the independent auditors, and with the Company’s financial and accounting personnel, the adequacy and effectiveness of the Company’s accounting and financial internal controls. Also elicit any recommendations for the improvement of such internal controls or of particular areas where new or more detailed controls or procedures are desirable. Emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or improper.

•	Review communications received by the Company from the Securities and Exchange Commission, U.S. Government auditors or other regulators together with any other legal matters that may have a material effect on the financial statements of the Company.

•	Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

•	Review the quarterly financial statements with the Chief Financial Officer and the independent auditors prior to the filing of the Form 10-Q and prior to the press release of results, if possible.

Appendix A-1

Determine that the independent auditors do not take exception to the disclosure and the content of the financial statements. Discuss other matters as appropriate including significant adjustments, management’s judgments and accounting estimates, new accounting policies and any disagreements with management. The Chair of the Committee may represent the entire committee for purposes of this review.

•	Before filing the Form 10-K, review the financial statements contained in the Form 10-K with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters communicated to the committee by the auditors. Also review with financial management and the independent auditors their judgments about the quality, not just acceptability, of the Company’s accounting principles and the clarity of the financial disclosure practices used. Also assess the degree of aggressiveness or conservatism of Cree’s accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements. This should be an open and frank discussion.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of Cree’s financial and accounting personnel and that the independent auditors receive cooperation from Company personnel during the course of their audit and reviews. Also inquire about the quality of accounting principles applied and significant judgments made affecting the financial statements and that the Company’s financial statements are prepared in accordance to generally accepted accounting principles in all material respects.

•	Review at least annually with the Chief Financial Officer the accounting and financial personnel and succession planning.

•	Review the results of the annual audit with the Board of Directors. If requested by the Board, invite the independent auditors to attend the Board of Directors meeting to assist in reporting results of the annual audit or answer other directors’ questions.

•	On an annual basis, obtain from the independent auditors a written communication delineating their relationship with the Company as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. In addition, actively engage in dialog to review with the independent auditors any disclosed relationships or professional services that impact the objectivity or independence of the auditor, or recommend that the Board of Directors take appropriate action to ensure the continuing independence of the auditors.

•	Submit the minutes of all meetings of the Audit Committee to the Board of Directors.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

•	Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code. Also review management’s monitoring of the Company’s compliance with the Code.

Appendix A-2

CREE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints F. Neal Hunter and Charles M. Swoboda, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of Cree, Inc. which the undersigned is entitled to vote at the 2001 Annual Meeting of Shareholders of Cree, Inc. to be held at the offices of the corporation at 4425 Silicon Drive, Durham, North Carolina, on Tuesday, October 23, 2001, at 10:00 a.m. local time, and at any and all adjournments thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE. UNLESS A CONTRARY DIRECTION IS MARKED, THE PROXY HOLDERS WILL VOTE FOR ELECTION OF THE DIRECTOR NOMINEES AND APPROVAL OF THE OTHER MATTERS LISTED ON THE REVERSE, AND IN THE PROXY HOLDERS’ DISCRETION WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING, ALL AS MORE SPECIFICALLY SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT DATED SEPTEMBER 20, 2001, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

(Please sign and date on the reverse side and promptly return in the enclosed envelope.)

[X] Please mark your votes as in this example.

PLEASE RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. If you receive more than one proxy, please date and sign each one and return all proxies in the same envelope.

	FOR	WITHHOLD

	all nominees	AUTHORITY

	listed at right	to vote for all nominees

	(except as marked	listed at right

below)

Election of Directors	[ ]	[ ]	Nominees:
F. Neal Hunter
Charles M. Swoboda
To withhold authority to vote for fewer than all			John W. Palmour, Ph.D.
nominees, write the name(s) here:			Dolph W. von Arx
James E. Dykes
William J. O’Meara
Robert J. Potter, Ph.D.

Any proxy heretofore given by the undersigned is hereby revoked.

Please check box if you intend to attend the Annual Meeting in person. Please complete, sign and return this proxy whether or not you intend to attend the meeting.         [   ]

Signature:	Date

IMPORTANT:	Please sign exactly as printed name appears above. Executors, administrators, trustees and other fiduciaries should give full titles when signing. If shares are registered in two or more names, each person should sign. If the shareholder is a corporation, please have an authorized officer sign, stating title. If a partnership, please have signed in the partnership name by an authorized representative, stating title.